EXHIBIT 23.1

                          INDEPENDENT AUDITORS' REPORT

                          INDEPENDENT AUDITORS' REPORT


To the Board of DIrectors and Stockholders of Telemundo Holdings, Inc.
Hialeah, Florida

We have audited the accompanying consolidated balance sheets of Telemundo Holdings, Inc. and subsidiaries ("Company") as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1999 and for the period August 13, 1998 to December 31, 1998 and as to Telemundo Group, Inc. and subsidiaries ("Predecessor"), the related consolidated statements of operations, changes in stockholders' equity and cash flows for the period January 1, 1998 to August 12, 1998 and for the year ended December 31, 1997. Our audits also included the financial statement schedule listed in the Index at Item 14(a).1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Telemundo Holdings, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the year ended December 31, 1999 and for the period from August 13, 1998 to December 31, 1998; and as to the Predecessor, the results of their operations and their cash flows for the period January 1, 1998 to August 12, 1998 and for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As more fully disclosed in Note 2 to the consolidated financial statements, in 1998 the Predecessor Company was acquired in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial statements for the period subsequent to the acquisition are presented on a different basis of accounting than those for the periods prior to the acquisition and, therefore, are not directly comparable.

/s/ Deloitte & Touche LLP

New York, New York
March 23, 2000